ADMINISTRATIVE SERVICES AGREEMENT
JOINDER AGREEMENT
Reference is made to the Administrative Services Agreement dated as of October 1, 2013 (the "Agreement") by and among each entity listed on Annex I thereto, and such other entities as may agree to join the Agreement in the future (each a "Fund" and collectively the "Funds") and BNY Mellon Investment Servicing (US) Inc. ("BNYM"). Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement.
The undersigned hereby desires to retain BNYM to provide various services as described in the Agreement, and BNYM is willing to provide the undersigned with such services pursuant to the terms set forth in the Agreement.
The undersigned hereby agrees to be bound by all the provisions of the Agreement applicable to a Fund as if the undersigned was an original party to the Agreement.
The undersigned understands that BNYM may update the list of Funds set forth in Annex I to the Agreement to reflect that the undersigned is a party to the Agreement.
This Joinder Agreement shall be effective as of June 4, 2018.
HEDGE FUND GUIDED PORTFOLIO SOLUTION By: /s/ Scott J. Lederman Title: Chief Executive Officer and President
ACKNOWLEDGED AND AGREED:
BNY MELLON INVESTMENT SERVICING (US) INC.
By: /s/ Theresa Morrissey
Title: Relationship Manager